Exhibit 99.2

McDermott International, Inc. NEWS RELEASE

16-06

McDermott appoints Erich Kaeser to its Board of Directors

HOUSTON – February 22, 2016 – McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that Erich Kaeser has been appointed to its Board of Directors, effective February 23, 2016. Mr. Kaeser will serve on the Company’s Audit Committee.

Mr. Kaeser served in key executive and advisory positions, with a strong focus on the Middle East markets, throughout his 35-year career at Siemens AG (“Siemens”), a global conglomerate producing energy-efficient and resource-saving technologies across a variety of industrial sectors. His experience includes Executive Advisor to the Siemens Board and Regional Middle East Management from December 2013 to December 2014, and previously, as Chief Executive Officer, Siemens Middle East, responsible for overseeing the Siemens business in 16 countries, including Saudi Arabia and Qatar, from September 2008 to December 2013. Mr. Kaeser, age 60, holds a Bachelor Degree in Electrical Power Engineering from the Regensburg University of Applied Sciences in Germany.

“We are pleased to welcome Erich to McDermott’s Board of Directors,” said Gary P. Luquette, Chair of the Board of McDermott. “His extensive executive management and operational experience in the global energy industry, particularly in the Middle East markets, will be an invaluable asset to the Company and will complement the extensive experience of our current Board. The addition of Erich also reflects our strong commitment to ongoing refreshment and succession planning for the Board of Directors. The Board looks forward to working with Erich and to his many contributions.”

About McDermott

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 10,600 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, please visit our website at www.mcdermott.com.

McDermott International, Inc.
Investor Relations	Media Relations
Kathy Murray	Richard Goins
V.P., Treasurer and Investor Relations	Director, Global Communications
+1.281.870.5147	+1.281.870.5932
kamurray@mcdermott.com	rgoins@mcdermott.com